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                                                                   Exhibit 10.20


                               THE PENN TRAFFIC COMPANY
                              1200 State Fair Boulevard
                               Syracuse, New York 13209




                                                  August 6, 1998


Mr. Phillip E. Hawkins
26140 Birchfield Drive
Rancho Palos Verdes, CA 90275

Dear Mr. Hawkins:

          Reference is hereby made to that certain Employment Agreement entered into as of March 11, 1997 (the "EMPLOYMENT AGREEMENT") between Phillip E. Hawkins (the "EXECUTIVE") and The Penn Traffic Company, a Delaware corporation (the "COMPANY").

          The Company and the Executive desire to terminate the Employment Agreement and the employment by the Company of the Executive thereunder, subject to the terms and upon the conditions set forth below. The effective date of termination of the Employment Agreement and such employment thereunder shall be as of July 31, 1998 (the "EFFECTIVE DATE").

          Capitalized terms used in this Letter Agreement but not otherwise defined shall have the respective meanings given to them in the Employment Agreement.

1. TERMINATION OF EMPLOYMENT AGREEMENT. Each of the Company and the Executive hereby acknowledges the termination of the Employment Agreement, effective as of the Effective Date; PROVIDED, HOWEVER, that it is expressly agreed and understood that Sections 5(a), 5(b) and 5(c) of the Employment Agreement shall survive beyond the Effective Date in accordance with the terms of those sections. Notwithstanding anything stated in the proviso of the immediately preceding sentence, nothing in Section 5(a) of the Employment Agreement shall apply to any of the entities listed on SCHEDULE 1 hereto or their respective affiliates.

2. COMPENSATION AND PAYMENT. Subject to the terms and conditions set forth in this Letter Agreement, and in lieu of any amounts that otherwise would be payable to Executive pursuant to (i) the Employment Agreement or (ii) any other agreement or understanding between the Executive and the Company, the Executive shall be entitled


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to receive (a) his Base Salary through the Effective Date in accordance with the ordinary payroll practices of the Company, (b) reimbursement for all documented expenses incurred by Executive through the Effective Date pursuant to Section
4.3 of the Employment Agreement, (c) $450,000 (the "BASE AMOUNT") and (d) $100,000 representing compensation to Executive in respect of relocating his primary residence from the Syracuse, New York area (the "RELOCATION AMOUNT"). Subject to Section 5 hereof, the Base Amount shall be paid to the Executive as follows: (i) Executive shall receive by check or via wire transfer a lump sum payment of $225,000 (the "INITIAL PAYMENT") within three business days of the date hereof and (ii) Executive shall receive by check or via wire transfer 24 consecutive weekly payments of $9,375 commencing on September 1, 1998 and ending February 9, 1999. Subject to Section 5 hereof, the Relocation Amount shall be paid to the Executive in its entirety within three business days of the date hereof by check or via wire transfer.

3. BENEFITS. From and after the Effective Date until the earlier of the 18 month anniversary of the Effective Date or the date upon which Executive obtains employment with another employer, the Executive shall be entitled to continuation of coverage under the medical insurance plan maintained by the Company for the most senior management of the Company as in effect from time to time; PROVIDED, THAT, the Company shall only bear the costs and expenses of such coverage until the earlier of the first anniversary of the Effective Date or the date upon which Executive obtains employment with another employer (and after such date, Executive shall bear all costs and expenses related to such coverage if Executive elects to so continue such coverage).

4.   RESIGNATIONS; FULL SATISFACTION.

          4.1 The Executive hereby resigns, effective as of the Effective Date, from the Executive's positions as President and Chief Executive Officer of the Company and from all other positions (including that of officer or director) that the Executive holds with the Company or any of its respective subsidiaries or Affiliates (each, a "PT ENTITY").

          4.2 The Executive acknowledges and agrees that, except as expressly set forth in this Letter Agreement, the Executive shall not be entitled to any other compensation or benefits, including, without limitation, any amounts relating to Executive's Bonus or Target Bonus, sick pay, vacation pay, health and welfare benefits or stock options, from any PT Entity, whether by way of the Employment Agreement or otherwise. The Executive hereby acknowledges that (i) all stock options held by Executive on the Effective Date, whether vested or unvested, shall terminate on August 1, 1998 and (ii) the Base Amount and the Relocation Amount, as and when received, and the medical benefits provided for herein, represent payment in full of all sums that were heretofore and may be hereafter due and owing to the Executive in respect of the Executive's employment services to the Company under the Employment Agreement. Nothing in this Letter Agreement or in the Executive


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Release executed pursuant hereto shall be deemed to release, discharge, limit or otherwise affect any rights of indemnification to which Executive may be entitled against any PT Entity pursuant to any statute, the common law or otherwise. Without limiting the generality of the foregoing, the Company hereby agrees to indemnify, defend and hold harmless the Executive from any and all liabilities, losses, damages, claims, actions, obligations, amounts paid in settlement, fines, penalties, deficiencies, costs and expenses (including reasonable attorney's fees and expenses) arising in connection with the proposed lawsuit set forth on SCHEDULE 2 hereto or any of the claims underlying such proposed lawsuit (the "Lawsuit"); PROVIDED, THAT, the Company shall no longer be obligated to indemnify Executive with respect to the Lawsuit pursuant to this
Section 4.2 or otherwise (i) in the event Executive fails to comply with the provisions of Section 10 hereof or (ii) if Executive's actions or omissions in connection with the Lawsuit constitute acts or omissions for which indemnification would be prohibited under Delaware law.

5. WITHHOLDING AND TAXES. The Executive acknowledges and agrees that he shall be exclusively liable for the payment of all Federal, state, local and foreign taxes that may be due as a result of the payments to be made to the Executive hereunder and the benefits to be received by the Executive hereunder. The Company shall be entitled to and shall withhold from the Base Amount and/or the Relocation Amount such amounts that it is required by law or regulation to withhold in connection with such payments and the medical benefits received by the Executive from (or procured by) the Company pursuant to the terms hereof. The Company shall deliver to the Executive documentation evidencing the calculation of the amount of taxes withheld or to be withheld by the Company in respect of the Base Amount, the Relocation Amount and such medical benefits.

6.   RELEASE AND PAYMENT.

          6.1 As a material inducement for the Company to enter into this Letter Agreement and in consideration of the monies agreed to be paid to the Executive and the benefits contemplated to be provided to the Executive hereunder, the Executive hereby acknowledges that he is executing simultaneously herewith and delivering to the Company on the date hereof a release, dated such date and in the form of EXHIBIT A hereto (the "EXECUTIVE RELEASE").

          6.2 As a material inducement for the Executive to enter into this Letter Agreement, the Company acknowledges that it is executing simultaneously herewith and delivering to the Executive a release, dated the date hereof and in the form of EXHIBIT B hereto (the "COMPANY RELEASE").


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7.   NON-DISPARAGEMENT.

          7.1 The Executive hereby agrees that he shall not at any time make any written or oral statements, representations or other communications that disparage or are damaging to the business or reputation of any PT Entity or any officer, director or employee of any PT Entity other than to the extent reasonably necessary in order (x) to assert a bona fide claim that is not a Released Executive Claim (as defined in EXHIBIT A hereto) or (y) respond in an appropriate manner to any legal process or give appropriate testimony in a legal or regulatory proceeding.

          7.2 The Company agrees that it shall not at any time make and shall not suffer or permit any employee, officer or director of the Company to make any written or oral statements, representations or other communications that disparage or are damaging to the reputation of the Executive, other than to the extent reasonably necessary in order (x) to assert a bona fide claim that is not a Released Company Claim (as defined in EXHIBIT B hereto) or (y) respond in an appropriate manner to any legal process or give appropriate testimony in a legal or regulatory proceeding.

          7.3 Each of the Executive and the Company acknowledges and agrees that the remedies available to the Company and the Executive, respectively, at law for a breach or threatened breach of any of the provisions of Section 7.1 and Section 7.2, respectively, would be inadequate and, in recognition of this fact, each of the Executive and the Company agrees that, in the event of a breach or threatened breach, in addition to any remedies at law, each of the Company and the Executive shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy that may then be available.

8.   ADDITIONAL AGREEMENTS.

          8.1 The Company, on the one hand, and the Executive, on the other hand, represent, covenant and agree to the other that neither they, nor their agents, assignees, successors, heirs or executors (as applicable) have commenced, continued or joined in, and will not hereafter commence, continue, or join in, any lawsuit, arbitration or other action or proceeding asserting any Released Company Claim or Released Executive Claim, respectively, against the other or in any other manner attempt to assert any Released Company Claim or Released Executive Claim, respectively, against the other.

          8.2 The Executive agrees that he shall maintain in confidence and shall not at any time disclose or reveal to any Person any of the terms of this Letter Agreement, the Executive Release, the Company Release or the Employment Agreement. Notwithstanding the foregoing, the Executive may disclose such information (i) to his family members and advisors who will be informed of, and bound by, this Section 8.2 and (ii) to the extent it is required to be disclosed by


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applicable law or judicial order; PROVIDED, that, in the case of clause (ii), the Executive shall notify the Company as promptly as practicable (and, if possible, prior to making such disclosure) of the information to be disclosed. The Company also agrees to maintain in confidence and not at any time disclose or reveal to any Person any of the terms of this Letter Agreement, the Executive Release, the Company Release or the Employment Agreement. Notwithstanding the foregoing, the Company may disclose such information (i) to advisors to the Company and its Affiliates, who will be informed of, and bound by, this
Section 8.2, (ii) to employees, consultants and agents of the Company and its Affiliates who have a reasonable need to know such information, who will be informed of, and bound by, this Section 8.2, and (iii) to the extent it is required to be disclosed by applicable law, judicial order or pursuant to any listing agreement with, or the rules or regulations of, any securities exchange on which securities of the Company or any of its Affiliates are or may be listed or traded.

          8.3 In consideration of the payments agreed to be paid to the Executive and the benefits contemplated to be provided to the Executive hereunder, during the period from the date hereof through and including
August 6, 2002, the Executive agrees to cooperate with the Company and any other PT Entity, as reasonably requested by the Company, in the handling or investigation of any action, suit, proceeding, arbitration, investigation or dispute against or affecting the Company or any other PT Entity or any of their respective properties, assets or operations that relate to matters that arose while the Executive was an employee of the Company (or officer or director of the Company or any other PT Entity) and to consult with the Company, any other PT Entity and their respective advisors, as reasonably requested, on any inquiry related to any such matters. In making any such requests, the Company shall take all reasonable steps so as to avoid (i) placing unreasonable travel or time burdens on Executive and (ii) materially interfering with Executive's obligations to his then-current employer, it being expressly understood that Executive will not be obligated to comply with any request which would result in the consequences described in either clause (i) or (ii) of this sentence. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses (including, without limitation, reasonable attorneys' fees) incurred by the Executive by reason of such cooperation and consultation.

          8.4 Each of the Executive and the Company hereby agrees to execute such further documents or take such further actions as may be reasonably required or desirable to carry out the provisions hereof, including, without limitation, any documents necessary to effect the resignations contemplated under Section 4.1 hereof.

9. AUTHORIZATION. The Company represents that (i) its execution of this Agreement and the Company Release have been duly authorized by all requisite corporate action on the part of the Company and when executed and delivered, will


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be binding obligations on the part of the Company and (ii) it has the authority to execute the Company Release on behalf of the other PT Entities.

10. INFORMATION. As a material inducement for the Company to enter into this Letter Agreement and in consideration of the monies agreed to be paid to the Executive and the benefits contemplated to be provided to the Executive hereunder, Executive hereby covenants and agrees that he shall not in any way utilize or disclose (unless he is required to do so by applicable law or judicial order), whether for profit or otherwise, any of the intellectual property, information, trade secrets or know-how (collectively, the "INFORMATION") owned by the company (or any parent, subsidiary or affiliate thereof) named in the caption of the Lawsuit, including the Information upon which the Lawsuit is, has been or may be based in any of Executive's future endeavors, including, without limitation, in connection with any position Executive may hold as officer or otherwise with any employer. If Executive shall at any time breach the covenant set forth in this Section 10, any and all claims that the Company may have against the Executive in connection with such breach shall be specifically excluded from the Released Company Claims (as defined in EXHIBIT B hereto) and Executive shall no longer be entitled to indemnification from the Company for such matter pursuant to Section 4.2 hereof.

11. ENTIRE AGREEMENT; AMENDMENT. This Letter Agreement (including the provisions of the Employment Agreement referred to in Section 1 hereof, the Executive Release and the Company Release) sets forth the entire understanding of the Company and the Executive with respect to the subject matter hereof and, except as set forth herein, supersedes all prior agreements and understandings, both written and oral, between the parties with respect thereto. This Letter Agreement cannot be amended or modified except by a writing signed by the Company and the Executive.

12. GOVERNING LAW; SEVERABILITY. This Letter Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without giving effect to the choice-of-law provisions thereof. If, under such law, any portion of this Letter Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto or, if that is not possible, to be omitted from this Letter Agreement, and the invalidity of such portion shall not affect the force, effect and validity of the remaining portion hereof.

13.  JURISDICTION; VENUE; ATTORNEYS FEES.

          13.1 Each of the Company and the Executive agrees that any action, suit or proceeding arising under or relating in any way to this Letter Agreement or the transactions contemplated hereby may only be brought in the Supreme Court of the State of New York, New York County, or in the United States District Court for the Southern District of New York, and each of the parties hereto irrevocably consents to the jurisdiction of each such court in respect of any such action, suit or


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proceeding.  Each of the Company and the Executive further irrevocably consents to the service of process in any such action, suit or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, return receipt requested to such party at its address as provided for notices hereunder.

          13.2 Each of the Company and the Executive hereby irrevocably waives any objection that it or he may have on the basis of venue to any action, suit or proceeding brought in the courts set forth in Section 13.1 hereof, and hereby further irrevocably waives any claim that such courts are not convenient forums for any such action, suit or proceeding.

          13.3 Each of the Company and the Executive hereby agrees that the non-prevailing party in any action, suit or proceeding brought pursuant to the terms of or relating to the matters covered in this Letter Agreement, the Executive Release or the Company Release shall be responsible for paying in full all reasonable and documented attorneys' fees incurred by the prevailing party in connection with such action, suit or proceeding.

14. NOTICES. Any and all notices or consents required or permitted to be given under any of the provisions of this Letter Agreement shall be in writing or by written telecommunication and delivered either by hand delivery or by registered or certified mail, return receipt requested, to the relevant addresses set out below (or such other address as shall be specified by like notice), in which event they shall be deemed to have been duly given upon receipt.

          If to the Executive, to:

               Phillip E. Hawkins
               26140 Birchfield Drive
               Rancho Palos Verdes, CA 90275

               with a copy to:

               Richard Pachulski, Esq.
               Pachulski, Stang, Ziehl & Young
               Suite 1100
               10100 Santa Monica Boulevard
               Los Angeles, California 90067

          If to the Company, to:

               Gary D. Hirsch
               Chairman
               The Penn Traffic Company
               411 Theodore Fremd Avenue


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               Rye, New York 10580

               with a copy to:

               Francis D. Price, Esq.
               Vice President, General Counsel and Secretary
               The Penn Traffic Company
               P.O. Box 4737
               1200 State Fair Boulevard
               Syracuse, New York 13221-4737

               and a copy to:

               James M. Dubin, Esq.
               Paul, Weiss, Rifkind, Wharton & Garrison
               1285 Avenue of the Americas
               New York, New York, 10019-6064


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15.  COUNTERPARTS.  This Letter Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.


                                             Very truly yours,

                                             THE PENN TRAFFIC COMPANY


                                             By:
                                                --------------------------------
                                                 Name:  Gary D. Hirsch
                                                 Title: Chairman
Agreed to and accepted this
6th day of August, 1998



-----------------------------------
       Phillip E. Hawkins